STANDARD COMMERCIAL CORPORATION                                     EXHIBIT  11
COMPUTATION OF EARNINGS PER COMMON SHARE

(In thousands, except share information; unaudited)


                                                                     Twelve months ended March 31
                                                                      1996*               1995*               1994*
PRIMARY EARNINGS PER COMMON SHARE
Income (loss) from continuing operations..............              $(9,442)            $(20,494)           $(36,498)
Less - ESOP preferred stock dividends net of tax......                  474                  485                 486
                                                      --------------------------------------------------------------
Income (loss) from continuing operations
   applicable to common stock.........................               (9,916)             (20,979)            (36,984)
Income (loss) from discontinued operations............               10,050              (10,050)                689
Cumulative effect of accounting changes...............                    -                    -                  23
                                                      --------------------------------------------------------------
Net earnings (loss) applicable to common stock........              $   134             $(31,029)           $(36,272)
                                                      ===============================================================

Average number of common shares outstanding...........            8,934,381            8,618,505           8,535,858
Increase applicable to restricted stock awards........                    -                    -              16,955
                                                      --------------------------------------------------------------
Primary average shares outstanding....................            8,934,381            8,618,505           8,552,813
                                                      ==============================================================

Earnings (loss) per common share

   -  from continuing operations......................               $(1.11)              $(2.43)             $(4.32)
   -  from discontinued operations....................                 1.12                (1.17)               0.08
   -  cumulative accounting changes...................                    -                    -                   -
                                                      --------------------------------------------------------------
   -  net.............................................                $0.01               $(3.60)             $(4.24)
                                                      ===============================================================

FULLY DILUTED EARNINGS PER COMMON SHARE*
Income (loss) from continuing operations
   applicable to common stock.........................              $(9,916)            $(20,979)           $(36,984)
Add    - after-tax interest expense on 7 1/4%
            convertible subordinated debentures.......                3,300                3,300               3,300
       - dividends payable to ESOP assuming
            conversion to common stock................                    -                   26                 117
                                                      --------------------------------------------------------------
Adjusted income (loss) from continuing operations.....               (6,616)             (17,653)            (33,567)
Income (loss) from discontinued operations............               10,050              (10,050)                689
Cumulative effect of accounting changes...............                    -                    -                  23
                                                      --------------------------------------------------------------
Net earnings (loss) applicable to common stock........               $3,434             $(27,703)           $(32,855)
                                                      ===============================================================

Primary average shares outstanding....................            8,934,381            8,618,505           8,552,813
Increase in shares outstanding assuming
   -  conversion of 7 1/4% convertible subordinated
        debentures at November 13, 1991...............            2,190,689            2,126,348           2,126,348
   -  conversion of ESOP convertible
        preferred stock at July 1, 1993...............              267,142              262,871             262,871
                                                      --------------------------------------------------------------
Fully diluted average shares outstanding..............           11,392,212           11,007,724          10,942,032
                                                      ==============================================================

Earnings (loss) per common share

   -  from continuing operations......................               $(0.58)              $(1.61)             $(3.07)
   -  from discontinued operations....................                 0.88                (0.91)               0.07
   -  cumulative accounting changes...................                    -                    -                   -
                                                      --------------------------------------------------------------
   -  net.............................................                $0.30               $(2.52)             $(3.00)
                                                      ==============================================================

*The calculations of fully diluted earnings per share for 1996, 1995 and 1994 include adjustments which are antidilutive and, therefore, are not shown on the face of the income statements.